DELOITTE & TOUCHE LLP

                              BANK ONE CENTER/TOWER
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                         INDIANAPOLIS INDIANA 46204-5120
                               Phone: 317-656-0110
                                Fax: 317-464-8500


May 15, 2000

Haynes International, Inc.
1020 W. Park Avenue
P.O. Box 9013
Kokomo, Indiana 46904-9013

Dear Sirs:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2000, of the facts relating to a change in Haynes International, Inc.'s method of amortizing cumulative unrecognized actuarial gains and losses related to pension benefits from the minimum amortization method as defined by Statement of Financial Accounting Standards No. 87, to a method whereby the Company will amortize into income any cumulative unrecognized actuarial gains or losses in excess of a 10% corridor over the lesser of five years or the average remaining service period of active participants. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Haynes International, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to September 30, 1999. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Haynes International, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to September 30, 1999.

Yours truly,



/s/ Deloitte & Touche LLP